Exhibit 99.3

Contact:  Janine A. Orf
Phone:  314-214-7000
E-mail:  jorf@talx.com

NEWS RELEASE

TALX ANNOUNCES SHAREHOLDER APPROVAL OF MERGER

ST. LOUIS (May 15, 2007) —TALX Corporation (NASDAQ: TALX) announced today that on May 15, 2007 at a special meeting of the shareholders, TALX shareholders approved the Agreement and Plan of Merger dated February 14, 2007 by and among TALX, Equifax Inc. and Chipper Corporation.  Under the terms of the Agreement and Plan of Merger, TALX will be merged with and into Chipper Corporation, a wholly-owned subsidiary of Equifax Inc.  Completion of the acquisition is expected after the close of the market on May 15 and is subject to customary closing conditions.

About Equifax

Equifax is a global leader in information technology that enables and secures global commerce with consumers and businesses. The company is one of the largest sources of consumer and commercial data. Utilizing its databases, advanced analytics and proprietary enabling technology, Equifax provide real-time answers for our customers. This innovative ability to transform information into intelligence is valued by customers across a wide range of industries and markets. Headquartered in Atlanta, Georgia, Equifax employs approximately 4,900 people in 14 countries throughout North America, Latin America and Europe. Equifax was founded 108 years ago, and today is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange under the symbol EFX.

About TALX

TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management.  TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas:  hiring, pay reporting, and compliance.  Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives.  Pay reporting services include electronic time tracking, paperless pay, and W-2 management.  Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management.  The company’s common stock trades in the Nasdaq Global Select Market under the symbol TALX.  For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Equifax has filed a registration statement on Form S-4 (Registration No. 333-141389) containing a proxy statement/prospectus of Equifax and TALX with the SEC, which was declared effective on April 9, 2007.  Equifax and TALX shareholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus because they contain important information about Equifax, TALX and the proposed transaction.  Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (when available) as well as other filed documents containing information about Equifax and TALX, without charge, at the SEC’s web site (http://www.sec.gov).  Free copies of Equifax’s SEC filings are also available on Equifax’s website (www.equifax.com) and free copies of TALX’s SEC filings are also available on TALX’s website (www.talx.com).  Free copies of Equifax’s filings also may be obtained by directing a request to Equifax, Investor Relations, by phone to (404) 885-8000, in writing to Jeff Dodge, Vice President—Investor Relations, or by email to investor@equifax.com.  Free copies of TALX’s filings may be obtained by directing a request to TALX Investor Relations, by phone to (314) 214-7252, in writing to Janine A. Orf, Director of Finance, or by email to jorf@talx.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Equifax, TALX and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from TALX’s shareholders with respect to the proposed transaction.  Information regarding the directors and executive officers of Equifax is included in its definitive proxy statement for its 2007 Annual Meeting of Shareholders filed with the SEC on March 30, 2007.  Information regarding the directors and officers of TALX is included in the definitive proxy statement for TALX’s 2006 Annual Meeting of Shareholders filed with the SEC on July 24, 2006.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the registration statement and proxy statement/prospectus and other materials filed with the SEC in connection with the proposed transaction.

*  *  *  *  *